Exhibit 99.1

April 22, 2024

Lowers Interest Costs and Upsizes Availability with New Credit Facility

Sezzle Inc. (NASDAQ:SEZL) (Sezzle or Company) // Purpose-driven digital payment platform, is pleased to announce its new $150 million receivables funding facility secured with an affiliate of Bastion Management II LLC (Bastion). Bastion will act as the Administrative Agent for the lenders. The new facility supersedes the previous $100 million facility established in October 2022 with Bastion and affiliates.

In addition to increasing the size of the facility, the new facility will significantly lower the Company’s borrowing costs. The new facility will have an interest rate of SOFR (Secured Overnight Financing Rate) plus 6.75% compared to the previous facility’s rate of SOFR plus 11.50%. The additional funding will bolster the Company’s ongoing growth in the United States and Canadian markets, providing the necessary resources to scale operations and pursue new strategic initiatives.

“We’re thrilled to extend our lending partnership with Bastion, a key growth partner of ours for many years,” stated Karen Hartje, Sezzle’s Chief Financial Officer. “This larger and lower-cost facility will significantly enhance our ability to fund the growth of new strategic initiatives and sustain our profitable growth trajectory. We are excited and optimistic about the potential this extended partnership holds for Sezzle’s future.”

Key Terms of the Facility

●	Size: $150 million plus $75 million accordion
●	Term: 3 years
●	Interest Rate: 3-month Term Secured Overnight Financing Rate (SOFR) + 6.75% with a SOFR floor of 2.0%
●	Advance Rate: 85% - 90% of eligible originations, dependent upon receivable performance
●	Unused Additional Interest: 0.5% of unused funds, paid annually
●	Minimum Utilization: $60 million throughout the life of the facility; previous facility minimum utilization was $80 million
●	Other: Covenants, representations & warranties, and reporting obligations typical of a similar receivables warehouse facility

Sezzle Inc. (NASDAQ:SEZL) | sezzle.com | 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

Contact Information

Lee Brading, CFA Investor Relations +1 651 240 6001 InvestorRelations@sezzle.com	Erin Foran Media Enquiries +1 651 403 2184 erin.foran@sezzle.com

About Sezzle Inc.

Sezzle is a fintech company on a mission to financially empower the next generation. Sezzle’s payment platform increases the purchasing power for millions of consumers by offering interest-free installment plans at online and in-store locations. Sezzle’s transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom.

For more information visit sezzle.com.

Sezzle Inc. (NASDAQ:SEZL) | sezzle.com | 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402